Exhibit 99.1

N2OFF Announces Strategic Initiatives Intended to Maximize Shareholder Value

Neve Yarak, Israel, October 2, 2024 (GLOBE NEWSWIRE) — N2OFF, Inc.\ (NASDAQ: NITO) (FSE:80W) (“N2OFF” or the “Company”), a clean tech company engaged in sustainable solutions for the energy and agri-tech industries, announced today key strategic initiatives approved by its board of directors (the “Board”) that are intended to increase shareholder value.

Key Highlights of the Board’s Initiatives

●	Spin-off of cleantech activities: N2OFF is considering pursuing a potential spin-off of its cleantech operations - NTWO OFF Ltd. and Save Foods Ltd. – into a separate publicly traded company with the intention of listing that spin-off company on a national exchange. In connection with the potential spin-off, N2OFF intends to maintain a controlling stake of at least 75% ownership in Save Foods Ltd. immediately following such spin-off and will appoint all members of the new entity’s board of directors. The timing and terms of any future dividends or distributions related to the new entity will be determined by the board of directors of that entity at its discretion.

●	Acquisition of a Computationally advanced Drug Discovery Company: N2OFF has entered into a non-binding letter of intent (the “LOI”) to acquire a drug discovery company with advanced computational structural biology capabilities. The acquisition contemplates a valuation of at least $5 million, with a potential increase in valuation by $2 million . The LOI contemplates that the acquisition would be effected through combination of cash and equity. N2OFF believes this acquisition, if consummated, would enable it to tap into a new and lucrative market and allow the computation drug discovery company to expand into advanced pharmaceutical research.

●	Securing a €6 Million Credit Line: N2OFF has successfully negotiated a non-recourse credit facility in the aggregate amount of €6 million (approximately $6.6 million as of the date hereof) accruing interest at a rate of 7% per annum. The Company intends to repay the principal loan amount from profits derived from projects that are pre-approved by the lenders or by 33% of proceeds received from certain financing transactions.

David Palach, N2OFF’s CEO, said: “I am proud to lead a company driven by an exceptional team and a forward-thinking Board. I believe these strategic decisions should not only enhance our position in the cleantech and pharmaceutical sectors but will also deliver long-term value to our stockholders.”

About N2OFF, Inc.:

N2OFF, Inc. (formerly known as Save Foods, Inc.) is a clean tech company engaged in sustainable solutions for energy and innovation in the agri- tech industry. Through its operational activities it delivers integrated solutions for sustainable energy, greenhouse gas emissions reduction and safety, quality solutions for the agri- tech market. NTWO OFF Ltd., N2OFF’s majority-owned Israeli subsidiary, aims to contribute by tackling greenhouse gas emissions, offering a pioneering solution to mitigate nitrous oxide (N2O) emissions, a potent greenhouse gas with 310 times the global warming impact of carbon dioxide. NTWO OFF Ltd., aims to promote agricultural practices that are both environmentally friendly and economically viable. N2OFF recently entered the solar PV market and will provide funding to Solterra Renewable Energy Ltd. for its current project with total capacity of 111 MWp, as well as potential future projects. Save Foods Ltd., N2OFF’s majority-owned Israeli subsidiary, focuses on post-harvest treatments in fruit and vegetables to control and prevent pathogen contamination. N2OFF also has a minority ownership in Plantify Foods, Inc., a Canadian company listed on the TSXV that offers a wide range of clean-label healthy food options. For more information on Save Foods Ltd. and NTWO OFF Ltd., visit our website: www.n2off.com.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties including the successful completion of the contemplated spin-off – including maintaining at least 75% ownership and exclusive board appointment rights, our ability to successfully enter into definitive agreements on the terms set forth in the press release to acquire the computational drug discovery company mentioned in this press release, our ability to successfully incorporate these new businesses into our current business structure, and our ability to successfully repay the credit line, our ability to raise the capital needed to achieve our initiatives, the going concern qualification in our financial statements and how such qualification will affect our ability to raise capital. Actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including market conditions as well as those discussed under the heading “Risk Factors” in N2OFF’s Annual Report on Form 10-K filed with the SEC on April 1, 2024, and in any subsequent filings with the SEC. Except as otherwise required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. We are not responsible for the contents of third-party websites.

Investor Relations Contacts:

Michal Efraty

michal@efraty.com